Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	May 14, 2019
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Acquires 280-Unit Apartment Community in Suburban Seattle

Chicago (May 14, 2019) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the acquisition of Stonemeadow Farms, a 280-unit premier apartment community in the desirable Seattle suburb of Bothell, Washington. The purchase price was $81.8 million.

Bothell is less than 20 miles from Redmond, Bellevue and Seattle, and provides convenient access to I-405, I-5 and Highway 522 featuring multiple commuting options to an exceptional and diverse roster of high-tech, bio-tech, medical device, life sciences, telecom and utility companies including Amazon, AT&T, Boeing, Expedia, Facebook/Oculus, Google, Microsoft, Starbucks, T-Mobile and the University of Washington, Bothell.

Built in 1999, Stonemeadow Farms is a highly amenitized apartment community that has recently been renovated. It sits within a highly rated public school district as measured by LaSalle’s proprietary schools index which charts the nation’s top school districts, mapping granular data on school district quality. The index has validated the significant outperformance of apartment communities in locations such as Bothell with data that has been back-tested for over a decade.

“The price to rent an apartment in Bothell, compared to this market’s average household income is very low. We believe Bothell’s high median household incomes coupled with Stonemeadow Farm’s per-unit price of $290,000 makes this a strong investment - particularly in a market where single-family homes are averaging more than $600,000,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “We expect investments of this type to perform better in a late-cycle environment - which is one of the drivers of our suburban apartment strategy focused on properties in locations with barriers to entry and highly-rated school districts. These types of investments generally deliver stable cash flow, lower volatility and more resilience than other market locations.”

This acquisition increases the aggregate apartment allocation of JLL Income Property Trust to over $820 million and nearly 3,100 units, representing 32 percent of the value of the overall portfolio.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

###

About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with approximately $65 billion equity and debt investments under management (as of Q4 2018). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.